SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 1 OF 16 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.1)*


                        BEI Medical Systems Company, Inc.
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         (Title of Class of Securities)


                                    05538E109
                                 (CUSIP Number)

                                  June 14, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 2 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Arthur G. Altschul, Jr.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               461,702 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           461,702 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                461,702 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.70% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 3 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Altschul Investment Group
                13-3453641
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               50,000 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           50,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 50,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.65% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 4 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Overbrook Fund I, LLC
                13-3954333
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               133,334 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           133,334 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 133,334 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                1.7% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 5 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Siri von Reis
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               11,700 shares of Common Stock (See Item 4(a))
       WITH:         -----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           11,700 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 11,700 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                less than 1.0% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 6 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Delta Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                British Virgin Islands
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               160,000 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           160,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 160,000 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                2.03% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 7 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Delta Opportunity Fund (Institutional), LLC
                13-4040413
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               106,668 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           106,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 106,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                1.37% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 8 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Diaz & Altschul Advisors, LLC
                13-3940170
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                         (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               266,668 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           266,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 266,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.35% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 9 OF 16 PAGES

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Diaz & Altschul Management, LLC
                06-1502204
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                 (B)[ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
     NUMBER OF          5  SOLE VOTING POWER
      SHARES
   BENEFICIALLY                     -0-
     OWNED BY         ----------------------------------------------------------
       EACH             6  SHARED VOTING POWER
     REPORTING
      PERSON               106,668 shares of Common Stock (See Item 4(a))
       WITH:          ----------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                    -0-
                      ----------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           106,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 106,668 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                1.37% (See Item 4(a))
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 10 OF 16 PAGES


Item 1(a).        Name of Issuer:

                  BEI Medical Systems Company, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  100 Hollister Road
                  Teterboro, New Jersey  07608

Item 2(a).        Names of Persons Filing:

                  Arthur G. Altschul, Jr. ("Altschul")
                  Altschul Investment Group ("AIG")
                  Overbrook Fund I, LLC ("Overbrook")
                  Siri von Reis ("von Reis")
                  Delta Opportunity Fund, Ltd. ("Delta")
                  Delta Opportunity Fund (Institutional), LLC
                  ("Institutional")
                  Diaz & Altschul Advisors, LLC ("Advisors")
                  Diaz & Altschul Management, LLC ("Management")

Item 2(b).        Address of Principal Business Office:

                  Altschul - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  AIG - 122 East 42nd Street, Suite 2500, New York,
                  New York 10168-2500
                  Overbrook - 122 East 42nd Street, Suite 2500, New York,
                  New York 10168-2500
                  von Reis - 122 East 42nd Street, Suite 2500, New York,
                  New York 10168-2500
                  Delta - c/o International Fund Administration, Ltd., 48 Par La Ville Road, Suite 464, Hamilton, HM11, Bermuda Institutional - 950 Third Avenue, 16th Floor,
                  New York, New York 10022
                  Advisors - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Management - 950 Third Avenue, 16th Floor, New York,
                  New York 10022

Item 2(c).        Place of Organization or Citizenship:

                  Altschul - United States of America
                  AIG - New York
                  Overbrook - New York
                  von Reis - United States of America
                  Delta - British Virgin Islands
                  Institutional - Delaware
                  Advisors - New York
                  Management - Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.001 par value per share of the Company (the "Common Stock")

 Item 2(e).       CUSIP Number:

                  05538E109

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 11 OF 16 PAGES


Item 3. This Amendment No. 1 is filed pursuant to Rule 13d-1(c) by Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Advisors and Management.

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:
                         461,702 shares of Common Stock*

                  (b)    Percent of Class:

                         5.70% (based on 7,704,774 shares of Common Stock outstanding as of May 1, 2001 as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 461,702 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 461,702 shares of Common Stock*

*Altschul serves as general partner of AIG and as managing member of Overbrook and has a power of attorney granted by von Reis. By reason of such relationships and power, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by AIG, Overbrook and von Reis. Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by AIG, Overbrook, von Reis, Advisors and Management.

Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta and Institutional. Advisors disclaims beneficial ownership of such shares of Common Stock.

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 12 OF 16 PAGES


Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

The shares of Common Stock reported as beneficially owned are held by AIG, Overbrook, von Reis, Delta and Institutional. Altschul, Advisors and Management hereby expressly disclaim beneficial ownership of such shares of Common Stock. AIG, Overbrook, von Reis, Delta, and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Amendment No. 1 as beneficially owned by any other person identified on this Amendment No. 1.

The shares of Common Stock reported as beneficially owned by Overbrook, Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon conversion of shares of the Series A Convertible Preferred Stock of the Issuer.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 13 OF 16 PAGES


Exhibits:

     Exhibit II: Joint Filing Agreement, dated as of July 10, 2001, by and among Altschul, AIG, Overbrook, von Reis, Delta, Institutional, Advisors and Management.



                                                                    Exhibit II



                             JOINT FILING AGREEMENT

     This will confirm the agreement by and among the undersigned that the amendment to Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.001 par value, of BEI Medical Systems Company, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of July 10, 2001



                    /s/ Arthur G. Altschul, Jr.
                    -------------------------------
                    Arthur G. Altschul, Jr.



                    ALTSCHUL INVESTMENT GROUP

                    By: /s/ Arthur G. Altschul, Jr.
                    -------------------------------
                    Arthur G. Altschul, Jr.
                    Title: General Partner



                    OVERBROOK FUND I, LLC

                    By: /s/ Arthur G. Altschul, Jr.
                    -------------------------------
                    Arthur G. Altschul, Jr.
                    Title: Managing Member


                    /s/ Siri von Reis
                    -------------------------------
                    Siri von Reis

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 14 OF 16 PAGES


                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC
                         As investment advisor

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By:  DIAZ & ALTSCHUL MANAGEMENT, LLC

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DIAZ & ALTSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ---------------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer



                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ---------------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer



                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                    /s/ Arthur G. Altschul, Jr.
                    ---------------------------------
                    Arthur G. Altschul, Jr.

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 15 OF 16 PAGES


                    ALTSCHUL INVESTMENT GROUP

                    By: /s/ Arthur G. Altschul, Jr.
                    ----------------------------
                    Arthur G. Altschul, Jr.
                    Title: General Partner



                    OVERBROOK FUND I, LLC

                    By: /s/ Arthur G. Altschul, Jr.
                    ---------------------------------
                    Arthur G. Altschul, Jr.
                    Title: Managing Member



                   /s/ Siri von Reis
                   ----------------------------------
                   Siri von Reis



                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC
                         As investment advisor

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By: DIAZ & ALTSCHUL MANAGEMENT, LLC

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DIAZ & ALSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 05538E109                                          PAGE 16 OF 16 PAGES


                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer